Exhibit 99.1

FOR IMMEDIATE RELEASE
LabCorp Contact:     Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Sue Maynard (media) - +1 336-436-8263
Media@labcorp.com

Definiens Contact:
Adrian Arechiga (media) - +49 173 2495058
Marketing2@definiens.com

COVANCE AND DEFINIENS COLLABORATE TO INTEGRATE DIGITAL PATHOLOGY INTO PRECISION MEDICINE DESIGN AND DEVELOPMENT
Alliance intended to establish image analysis-enabled companion diagnostics as standard for comprehensive targeted therapies
Burlington, N.C., and Munich-October 18, 2018 - LabCorp® (NYSE: LH), a leading global life sciences company, and Definiens®, a pioneer in artificial intelligence (AI) based image analysis, announced a strategic collaboration to improve global development of precision medicine. The collaboration, between Definiens and LabCorp’s Covance drug development business, will enable seamless integration of digital pathology with clinical-trial design and tissue-based testing solutions, resulting in a faster and more rigorous approach to biomarker validation and companion diagnostic co-development.
Companion diagnostics are used in conjunction with targeted drugs and therapies to identify patients who are likely to benefit from a specific treatment regimen or who may have increased risk for certain side effects. The companies expect the first application of these processes will be in oncology, particularly immuno-oncology.
LabCorp and Covance have been involved in the development of drugs and their associated companion diagnostics for more than 20 years and have supported approximately two-thirds of all FDA-approved companion diagnostics. Definiens leverages machine learning and deep-learning to comprehensively profile the tumor microenvironment and create unique patient phenotypic profiles. Its digital pathology applications enable biopharma companies to make more informed decisions regarding their oncology and immuno-oncology pipelines.
The collaboration will initially focus on multiplex immunohistochemistry (IHC) and in situ hybridization (ISH) applications in early-stage clinical programs, which allow researchers to obtain significantly more information from a single sample than with other standard methods. This approach is designed to enable the therapy to advance more quickly to pivotal clinical trial scale studies. Terms of the agreement have not been disclosed.
“This collaboration unites Definiens’ ground-breaking technology and innovation with Covance’s extensive experience in biomarker identification and companion diagnostics development,” said John Ratliff, CEO, Covance. “Together, we can accelerate the pace of drug development, delivering the transformative potential of oncology therapies - and immuno-oncology in particular - to patients around the globe faster and more efficiently than ever before.”

“Based on years of AI development, Definiens Tissue Phenomics® is recognized as the premier technology for characterizing the tumor microenvironment for immuno-oncology applications,” said Thomas Heydler, CEO, Definiens. “We are very excited to partner with Covance, the world leader in companion diagnostics, to demonstrate the power of Tissue Phenomics as an integral part of CDx development for clinical trials worldwide.”

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
This press release contains forward-looking statements about the Company’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
About Definiens
Definiens is a member of the AstraZeneca group providing products and services to companies across the life sciences sector, including MedImmune, the global biologics research and development arm of AstraZeneca. Definiens strives to improve patient lives by unlocking the tissue phenome.
Please visit www.definiens.com

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